EXHIBIT 16

January 29, 2007

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: AVF Solutions, Inc.

File No. 333-84568

Ladies and Gentlemen:

We have read the statements made by AVF Solutions, Inc. which were provided to us on January 29, 2007, which we understand will be filed with the Commission pursuant to Item 4.01 of the Form 8-K/A. We agree with the statements under Item 4.01 concerning our firm. We have no basis to agree or disagree with other statements made.

Very truly yours,

/s/ Most & Company, LLP

Most & Company, LLP

Independent Registered Public Accounting Firm